Exhibit 21.1

Archrock, Inc. and Subsidiaries
Company Listing as of December 31, 2015

Company	Ownership	Incorporation
AROC Corp..	Wholly owned	Delaware
AROC Services GP LLC..	Wholly owned	Delaware
AROC Services LP LLC	Wholly owned	Delaware
Archrock Services, L.P.	Wholly owned	Delaware
Archrock Services Leasing LLC	Wholly owned	Delaware
Archrock GP LLC	Wholly owned	Delaware
Archrock GP LP LLC	Wholly owned	Delaware
Archrock MLP LP LLC	Wholly owned	Delaware
Archrock General Partner, L.P.	Wholly owned	Delaware
Archrock Partners, L.P.	40.7% owned	Delaware
Archrock Partners Finance Corp.	40.7% owned	Delaware
Archrock Partners Operating LLC	40.7% owned	Delaware
Archrock Partners Leasing LLC	40.7% owned	Delaware